                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           SCOTSMAN INDUSTRIES, INC.
                                       AT
                              $33.00 NET PER SHARE
                                       BY
                       BERISFORD ACQUISITION CORPORATION,
                          A WHOLLY OWNED SUBSIDIARY OF
                              WELBILT CORPORATION,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                 BERISFORD PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, AUGUST 13, 1999, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 1, 1999, by and among Welbilt Corporation, Berisford Acquisition Corporation and Scotsman Industries, Inc. (the "Company"). The Board of Directors of the Company has, at a meeting duly called and held, by a vote of all those present, (i) approved the Merger Agreement and the transactions contemplated thereby, including the Offer (as defined below) and the Merger referred to herein, (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and (iii) resolved to recommend that the stockholders accept the Offer and tender their Shares (as defined herein) pursuant to the Offer.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined herein) that number of Shares which, when added to the Shares, if any, beneficially owned by Parent or Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis on the date Shares are accepted for payment. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See
Section 14.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    If a stockholder desires to tender Shares and such stockholder's certificates evidencing such Shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be executed by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND THE OTHER TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

July 9, 1999

                               TABLE OF CONTENTS

INTRODUCTION

       1.  Terms of the Offer..............................................................           4

       2.  Acceptance for Payment and Payment..............................................           5

       3.  Procedures for Tendering Shares.................................................           7

       4.  Withdrawal Rights...............................................................          10

       5.  Certain U.S. Federal Income Tax Consequences....................................          10

       6.  Price Range of the Shares; Dividends............................................          11

       7.  Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act
             Registration; Margin Regulations..............................................          12

       8.  Certain Information Concerning the Company......................................          13

       9.  Certain Information Concerning Purchaser, Parent and Berisford..................          17

      10.  Sources and Amount of Funds.....................................................          20

      11.  Background of the Offer; Purpose of the Offer and the Merger; Merger
             Agreement.....................................................................          21

      12.  Plans for the Company; Other Matters............................................          32

      13.  Dividends and Distributions.....................................................          34

      14.  Conditions to the Offer.........................................................          35

      15.  Certain Legal Matters...........................................................          36

      16.  Fees and Expenses...............................................................          40

      17.  Miscellaneous...................................................................          41

SCHEDULE I

    INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT AND
BERISFORD..................................................................................         I-1

To the Holders of Common Stock of
Scotsman Industries, Inc:

                                  INTRODUCTION

    Berisford Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Welbilt Corporation, a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Berisford plc, a public limited company organized under the laws of England and Wales ("Berisford"), hereby offers to purchase all outstanding shares of common stock, par value $0.10 per share (the "Shares"), of Scotsman Industries, Inc., a Delaware corporation (the "Company"), at a price of $33.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Schroder & Co. Inc. ("Schroders"), which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), Harris Trust Company of New York, which is acting as the Depositary (in such capacity, the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and/or Berisford and each such person. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS, AT A MEETING DULY CALLED AND HELD, BY A VOTE OF ALL THOSE PRESENT, (I) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (II) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND (III) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE COMPANY BOARD IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER AND IS BEING MAILED TO THE STOCKHOLDERS OF THE COMPANY HEREWITH.

    Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, has delivered to the Company Board its opinion, dated as of July 1, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Schedule 14D-9. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES, IF ANY, BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE

ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"), AND (B) THE APPROVAL OF THE TERMS AND CONDITIONS OF THE OFFER AND THE MERGER BY THE SHAREHOLDERS OF BERISFORD (THE "BERISFORD SHAREHOLDER CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options and other rights and securities exercisable or convertible into Shares other than options that are not exercisable during the term of the Offer. The Company has represented and warranted to Parent and Purchaser that, as of July 1, 1999, there were 10,627,875 Shares issued and outstanding and 886,510 Shares reserved for issuance pursuant to the exercise of outstanding options to purchase Shares (the "Options"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding Options). See Section 11. Based on the foregoing, Purchaser believes that the Minimum Condition will be satisfied if 5,757,193 Shares are validly tendered prior to the Expiration Date and not withdrawn.

    As described above, it is a condition of the consummation of the Offer that the Berisford Shareholder Condition is satisfied. Such condition will be satisfied if a majority of Berisford's shareholders attending and voting, vote to approve the Offer and the Merger Agreement at the extraordinary general meeting of Berisford's shareholders which has been called for the purpose of obtaining such approval on July 22, 1999.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 1, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), no later than the second business day after the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser shall be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries including Purchaser and
(iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $33.00 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest.

    The Merger Agreement provides that, upon the purchase by Purchaser of at least a majority of the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Purchaser. The Company shall, at such time, upon the request of Purchaser promptly use its best efforts either to increase the size of the Company Board or secure resignations of incumbent directors or both and the Company shall take all reasonable action available to the Company to cause such persons designated by Parent to be elected to the Company Board.

    Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law and the Company's Certificate of Incorporation (the "Certificate of Incorporation"). See
Section 11. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12. The Merger Agreement is more fully described in Section 11.

    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed 5 business days, if the Shares tendered pursuant to the Offer are more than 75% but less than 90% of the outstanding Shares. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, August 13, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, the Company, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer have not been satisfied or waived on the scheduled Expiration Date, Purchaser will, from time to time until such time as all such conditions are satisfied or waived, extend the Expiration Date, but in no event shall Purchaser be required to extend the Expiration Date beyond the Outside Date (as defined below in Section 11).

    The Offer is conditioned upon the satisfaction of the Minimum Condition and the Berisford Shareholder Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next sentence, amend the Offer. The Merger Agreement provides that Purchaser will not decrease the Offer Price, change the initial scheduled expiration of the Offer to a date earlier than the date 25 business days after the date the Offer is commenced, change the form of consideration to be paid in the Offer, decrease the number of Shares sought in the Offer, amend any other condition to the Offer in any manner adverse to the holders of the Shares or impose additional conditions to the Offer without the prior written consent of the Company.

    The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if, immediately prior to the scheduled Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes more than 75% but less than 90% of the Shares outstanding, Purchaser may, in its sole judgment, extend the Offer for a period not to exceed 5 business days. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to, and duly exercise, withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

    The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and the Exon-Florio Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

    Berisford will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15(th) day after day such form is filed, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Berisford. If such a request is made, such waiting period will expire at

11:59 p.m., New York City time, on the 10(th) day after substantial compliance by Berisford with such request. See Section 15.

    The Purchaser and the Company will make a filing under the Exon-Florio Act with the Treasury Department of the United States as chairman of the Committee of Foreign Investment in the United States ("CFIUS"). The time period for CFIUS to determine whether to undertake an investigation will expire on the 30(th) day following the acceptance of such filing by CFIUS. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. The President has fifteen days following the presentation by CFIUS of its recommendation to the President in which to suspend or prohibit the proposed acquisition or seek other appropriate relief. See Section 15.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of Shares pursuant to the Offer.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If Purchaser extends the Offer or is delayed in its acceptance for payment of, or payment for, Shares (whether before or after its acceptance for payment of Shares) or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to Shares delivered by book- entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

    DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH

RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Guarantee Program, the Stock Exchange Medallion Program or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

   (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after July 1, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, Berisford, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a $50 penalty on such stockholder and the Depositary may be required to withhold 31% of any payment of cash to such stockholder pursuant to the Offer. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 6, 1999.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, Berisford, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general discussion of certain United States Federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. Except as specifically noted, this discussion applies only to U.S. holders.

    A "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a holder of Shares that is not a U.S. Holder.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares separately purchased pursuant to the Offer (or canceled pursuant to the Merger).

    Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of (i) 39.6% if, at the time Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the stockholder held the Shares for not more than one year and (ii) 20% if the stockholder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, under present law the ability to use capital losses to offset ordinary income is limited.

    A stockholder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to backup withholding at 31% unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a $50 penalty imposed by the IRS. See "--Backup Withholding" under Section 3.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon the filing of a Federal income tax return.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as Non-U.S. Holders, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction and persons that have a functional currency other than the U.S. dollar, and may not apply to a holder of Shares in light of individual circumstances. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are listed on the NYSE under the symbol SCT. The following table sets forth, for each of the periods indicated, the range of high and low reported last sales price per Share on the NYSE.

                                                                            HIGH        LOW
                                                                          ---------  ---------
Calendar Year Ended December 31, 1997
  First Quarter.........................................................  $  29.375  $  23.000
  Second Quarter........................................................     28.250     24.500
  Third Quarter.........................................................     28.688     25.250
  Fourth Quarter........................................................     27.563     23.500

Calendar Year Ended December 31, 1998
  First Quarter.........................................................  $  30.750     23.250
  Second Quarter........................................................     30.250     25.750
  Third Quarter.........................................................     29.063     20.563
  Fourth Quarter........................................................     21.938     14.750

Calendar Year Ending December 31, 1999
  First Quarter.........................................................  $  21.250  $  16.750
  Second Quarter........................................................     22.250     17.125
  Third Quarter (through July 8)........................................     32.750     21.688

    On July 1, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported closing sales price of the Shares on the NYSE was $21.81 per Share. The Offer Price of $33.00 represents a 51.3% premium over this closing sales price. On July 8, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $32.63 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

    During the calendar years of 1997, 1998 and the first quarter of 1999 the Company paid at the end of each quarter a cash dividend of $0.025. Except for the payment of $0.025 quarterly dividend to be delivered and paid at customary times, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent; Parent does not intend to consent to any such declaration or payment.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by stockholders. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    NEW YORK STOCK EXCHANGE QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares, if among other things, the total number of stockholders (including the holders of record and beneficial holders of stock held in the name of NYSE member organizations) were to fall below 400, or such number of total stockholders were to fall below 1,200 and the average monthly trading volume of the Shares were to fall below 100,000, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were not to exceed $8 million. In the Merger Agreement, the Company represented that as of July 1, 1999 there were 10,627,875 Shares outstanding. According to the Company, as of July 7, 1999, there were approximately 3,618 holders of record of Shares. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares would be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges through the Nasdaq National Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement pursuant to
Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the

Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

    MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    Parent currently intends to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. According to the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, the Company is a leading international manufacturer and marketer of a diversified line of commercial refrigeration products. The Company markets and sells its products to customers in the foodservice and food retail industries. Customers in the foodservice industry include restaurants, hotels, motels, soft-drink bottlers and brewers, and customers in the food retail industry include supermarkets and convenience stores. The Company was incorporated as a Delaware corporation in 1989 in connection with Household International, Inc.'s ("Household") spin-off of its commercial foodservice equipment operations. Effective April 14, 1989, the Company became publicly traded on the NYSE and its operations ceased to be owned by Household. The Company's principal executive offices are located at 820 Forest Edge Drive, Vernon Hills, Illinois 60061.

    Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1999, each as filed with the Commission pursuant to the Exchange Act.

    More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below under "Available Information".

                           SCOTSMAN INDUSTRIES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA

                                                                              FOR FISCAL YEARS ENDED
                                                                 ------------------------------------------------
                                                                  JAN. 3, 1999    DEC. 28, 1997    DEC. 29, 1996
                                                                      (I)              (I)              (I)
                                                                 --------------  ---------------  ---------------
Net sales......................................................    $  633,044      $   571,588      $   356,373
Cost of sales..................................................       474,679          429,598          257,942
Gross profit...................................................       158,365          141,990           98,431
Selling and administrative expenses............................        93,945           83,071           58,135
Income from operations.........................................        64,420           58,919           40,296
Interest expense, net..........................................        26,820           21,358            5,279
Income before income taxes.....................................        37,600           37,561           35,017
Income taxes...................................................        18,672           18,642           16,449
Income before extraordinary loss...............................        18,928           18,919           18,568
Extraordinary loss (net of income taxes of $422)...............            --             (633)              --
Net income.....................................................    $   18,928      $    18,286      $    18,568
Preferred stock dividends......................................            --               --              813
Net income available to common shareholders....................    $   18,928      $    18,286      $    17,755
Basic earnings per share (ii):
  Income before extraordinary loss.............................    $     1.79      $      1.79      $      1.89
  Extraordinary loss...........................................            --            (0.06)              --
  Earnings per common share....................................    $     1.79      $      1.73      $      1.89
Diluted earnings per share (iii):
  Income before extraordinary loss.............................    $     1.76      $      1.75      $      1.73
  Extraordinary loss...........................................            --            (0.06)              --
  Earnings per common share....................................    $     1.76      $      1.69      $      1.73

                                                                                      FOR THE THREE MONTHS ENDED
                                                                                    ------------------------------
                                                                                     APR. 4, 1999    APR. 5, 1998
                                                                                         (I)             (I)
                                                                                    --------------  --------------
Net sales.........................................................................    $  159,811      $  152,215
Cost of sales.....................................................................       121,659         115,094
Gross profit......................................................................    $   38,152      $   37,121
Selling and administrative expenses...............................................        24,246          22,392
Amortization expense..............................................................         2,092           1,841
Income from operations............................................................    $   11,814      $   12,888
Interest expense, net.............................................................         6,675           7,206
Income before income taxes........................................................    $    5,139      $    5,682
Income taxes......................................................................         2,806           3,342
Income before minority interest...................................................    $    2,333      $    2,340
Minority interest.................................................................           (23)
Net income........................................................................    $    2,310      $    2,340
Basic EPS (ii):
Earnings per common share.........................................................    $     0.22      $     0.22
Diluted EPS (iii):
Earnings per common share.........................................................    $     0.22      $     0.22

BALANCE SHEET DATA

                                                                     AT JAN. 3,      AT DEC. 28,      AT APR. 4,
                                                                        1999            1997             1999
                                                                   --------------  ---------------  --------------
                                                                        (I)              (I)             (I)

                                                                                                     (UNAUDITED)
Current Assets:
  Cash and temporary cash investments............................    $   22,429       $  24,085       $   19,580
  Trade accounts and notes receivable, net of allowances of
    $5,214 in 1998 and $5,371 in 1997............................       119,210         102,880          112,285

  Inventories....................................................        90,908          75,350           90,712
  Deferred income taxes..........................................        14,981          12,515           15,100
  Other current assets...........................................        10,799          12,266            4,724

    Total current assets.........................................       258,327         227,096       $  242,401
  Properties and equipment, net..................................        99,463          86,762           98,568
  Goodwill, net..................................................       309,743         281,855          307,013
  Deferred Income Taxes..........................................            --              --            8,024
  Other noncurrent assets........................................        40,117          64,411           31,761
    Total Assets.................................................    $  707,650       $ 660,124       $  687,767

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current maturities of capitalized lease
    obligations and long-term debt...............................    $   24,801       $  29,519       $   24,133

  Trade accounts payable.........................................        54,985          44,889           47,915
  Accrued income taxes...........................................        17,052           4,002           16,674
  Accrued expenses...............................................        68,184          69,537           61,914

    Total current liabilities....................................       165,022         147,947       $  150,636

Long-term debt and capitalized lease obligations.................       330,531         321,132          328,130
  Deferred income taxes..........................................         2,368           2,305            2,324
  Other noncurrent liabilities...................................        41,858          46,086           40,995

    Total Liabilities............................................       539,779         517,470       $  522,085
Minority Interest................................................         7,338              --            6,666
Shareholders' Equity:
  Common stock, $.10 par value, authorized 50,000,000 shares;
    issued 10,783,090 shares and 10,760,490 shares,
    respectively.................................................         1,078           1,076       $    1,080
  Preferred stock, $1.00 par value, authorized 10,000,000 shares;
    issued 0 shares..............................................            --              --               --
  Additional paid in capital.....................................        74,200          73,639           74,376
  Retained earnings..............................................        97,134          79,266           99,179
  Accumulated other comprehensive income.........................       (10,167)         (9,615)         (13,813)
  Less: Common stock held in treasury; 186,210 and 191,893
    shares, respectively.........................................        (1,712)         (1,712)          (1,806)
    Total Shareholders' Equity...................................       160,533         142,654       $  159,016
    Total Liabilities and Shareholders' Equity...................    $  707,650       $ 660,124       $  687,767

------------------------

(i) The Company reports on a 52-53 week fiscal year ending on the Sunday nearest to December 31. Fiscal year 1999 will have 52 weeks and the quarter ended April 4, 1999 is a 13 week period. Fiscal year 1998 had 53 weeks and the quarter ended April 5, 1998 was a 14 week period.

(ii) 'Basic' earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding: 10,590,081, 10,554,984, 9,398,016 for the fiscal years ended January 3, 1999, December 28, 1997 and December 29, 1996, respectively, and 10,601,516 and 10,575,923 for the three months ended April 4, 1999 and April 5, 1998, respectively.

(iii) 'Diluted' net income per share includes options, warrants and convertible securities in the calculation. The total number of shares used in the fully-diluted calculation for the fiscal years ended January 3, 1999, December 28, 1997 and December 29, 1996, and the three months ended April 4, 1999, and April 5, 1998, were 10,763,089, 10,803,261, 10,708,879, 10,722,866 and 10,831,973, respectively.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their renumeration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13(th) Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site address, http://www.sec.gov.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser, Parent and Berisford do not have any knowledge that any such information is untrue, none of the Purchaser, Parent or Berisford takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy or any such information.

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between representatives of Berisford and the Company, the Company provided Berisford or its representatives with certain non-public business and financial information about the Company including at least two sets of projected financial information. During the course of the discussions, the Company updated projected financial information previously provided to representatives of Berisford. The following is a summary of the updated projected financial information for the twelve months ending June 30, 2000 provided by the Company.

Net sales (in millions).............................................  $   779.7
Earnings before interest and income taxes (in millions).............       83.4
Earnings before interest, income taxes, depreciation and
  amortization (in millions)........................................      105.7

    Berisford, Parent and Purchaser did not rely on this information in determining the Offer Price. The Company has advised the Purchaser, Parent and Berisford that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Berisford. Such projections are based on the Company continuing to operate as an independent company.

    The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser, Parent or Berisford or their respective financial advisors, including economic forecasting (both general and specific to the Company's business and industries), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially different than those contained in the projections. None of the Purchaser, Parent or Berisford or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, Parent or Berisford or any other person who received such information considers it an accurate prediction of future events and the projections should not be relied upon as such. None of the Company, the Purchaser, Parent or Berisford intends to update, revise or correct such projections if they become inaccurate (even in the short term).

9.  CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND BERISFORD.

    The Purchaser, a Delaware corporation, was recently incorporated for the purpose of acquiring the Company and has not conducted any unrelated activities since its incorporation. The principal executive office of the Purchaser is located at 225 High Ridge Road, Stamford, CT 06905. All outstanding shares of common stock of Purchaser are owned by Parent.

    The principal executive office of Parent, a Delaware corporation and an indirect wholly owned subsidiary of Berisford, is located at 225 High Ridge Road, Stamford, CT 06905. All outstanding shares of common stock of Parent are indirectly owned by Berisford.

    Berisford is a public limited company organized under the laws of England and Wales with its principal executive office at Washington House, 40-41 Conduit Street, London, England W1R 9FB. Berisford is a holding company, owning two principal businesses, Welbilt and Magnet. Magnet is a leading United Kingdom manufacturer of kitchen furniture, doors, windows and bathroom products. Welbilt is the leading North American supplier of cooking and warming equipment to the global foodservice industry. Welbilt focuses on five primary market segments, quick service and full service restaurant chains, hotels, institutional customers and independent restaurant operators.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and Berisford is set forth in
Schedule I hereto

    Except as set forth in this Offer to Purchase, none of Purchaser, Parent or Berisford or, to the best knowledge of Purchaser, Parent or Berisford, any of the persons listed on Schedule I, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity security of the Company, including the Shares, and none of Purchaser, Parent, Berisford or, to the best of knowledge of Purchaser, Parent or Berisford, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company, including the Shares, during the past sixty (60) days.

    Except as set forth in this Offer to Purchase, none of Purchaser, Parent or Berisford has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, none of Purchaser, Parent or Berisford, or any of their respective affiliates, or, to the best knowledge of Purchaser, Parent or Berisford, any of the persons listed on Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1996 there have been no contacts, negotiations or transactions between Purchaser, Parent, Berisford or any of their respective affiliates or, to the best knowledge of Purchaser, Parent or Berisford, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

                                 BERISFORD PLC
                    SELECTED CONSOLIDATED FINANCIAL DATA (1)
                                 (IN MILLIONS)

    Because the only consideration in the Offer and the Merger is cash and there is no financing condition, each of Purchaser, Parent and Berisford believes the financial condition of Berisford and its subsidiaries is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Notwithstanding the foregoing, set forth below is certain summary selected consolidated financial information with respect to Berisford. Berisford publishes its financial statements in pounds sterling (L). The selected consolidated financial data of Berisford and its subsidiaries set forth below for the three 52 week periods ended September 26, 1998, have been derived from the audited financial statements of Berisford ("Berisford's Audited Statements"). The selected unaudited consolidated financial information of Berisford for each of the twenty-six week periods ended March 27, 1999 and March 26, 1998 have been derived from the unaudited interim financial statements of Berisford, but, in the opinion of its management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such information. The following summary is qualified in its entirety by reference to Berisford's Audited Statements and the unaudited interim financial statements and the related notes contained therein.

    Berisford's Audited Statements have been prepared in accordance with United Kingdom generally accepted accounting principles ("UK GAAP"), which practices are described in the notes to such statements. UK GAAP differs in significant respects from generally accepted accounting principles in the

United States ("US GAAP"). The principal differences relevant to understanding the Berisford financial statements are set forth below.

                                                                         FOR FISCAL YEARS ENDED
                                                      ------------------------------------------------------------
                                                       SEPTEMBER 26,   SEPTEMBER 26,  SEPTEMBER 27,  SEPTEMBER 28,
                                                           1998            1998           1997           1996
                                                      ---------------  -------------  -------------  -------------

                                                      U.S. DOLLARS(1)                POUNDS STERLING
                                                      ---------------  -------------------------------------------
                                                            $M                             LM
Consolidated Profit and Loss Account Data:
Turnover(2).........................................        1006.5           591.2          549.7          511.9
Operating profit (loss).............................         101.8            59.8           45.1           36.4
Trading profit (loss)...............................         101.8            59.8           45.1           36.4
Profit before taxation:.............................          85.5            50.2           60.4           24.3
Profit for the financial year.......................          79.5            46.7           56.8           19.5
Total gains recognized in the Period................          74.1            43.5           53.9           19.1
Consolidated Balance Sheet Data (at the end of
  Period):
Cash at bank and in hand............................          66.4            39.0           57.8          120.1
Current assets excluding cash.......................         348.7           204.8          178.5          179.5
Fixed assets........................................         160.4            94.2          101.8          107.7
Current liabilities.................................        (310.4)         (182.3)        (152.5)        (151.4)
Other liabilities...................................        (416.1)         (244.4)        (250.9)        (353.0)
Capital, reserves and minorities....................        (151.0)          (88.7)         (65.3)         (97.1)

                                                                                          UNAUDITED FOR
                                                                            -----------------------------------------
                                                                               MARCH 27,      MARCH 27,    MARCH 28,
                                                                                 1999           1999         1998
                                                                            ---------------  -----------  -----------

                                                                            U.S. DOLLARS(1)      POUNDS STERLING
                                                                            ---------------  ------------------------
                                                                                  $M                    LM
Consolidated Profit and Loss Account Data:
Turnover(2)...............................................................         520.8          321.5        291.3
Operating profit (loss)...................................................          50.9           31.4         26.3
Trading profit (loss).....................................................          53.1           32.8         26.3
Profit before taxation:...................................................          43.4           26.8         21.7
Profit for the financial year.............................................          40.5           25.0         20.4
Total gains recognized in the Period......................................          43.6           26.9         16.2
Consolidated Balance Sheet Data (at the end of Period):
Cash at bank and in hand..................................................          67.6           41.7         68.0
Current assets excluding cash.............................................         335.0          206.8        173.7
Fixed assets..............................................................         168.8          104.2         94.1
Current liabilities.......................................................        (277.7)        (171.4)      (145.4)
Other liabilities.........................................................        (402.7)        (248.6)      (244.1)
Capital, reserves and minorities..........................................        (109.0)         (67.3)       (53.7)

------------------------

(1) Pounds Sterling are translated into U.S. Dollars on the basis of the exchange rate published in the FINANCIAL TIMES for September 26, 1998 of L1.00=U.S. $1.7025. On March 27, 1999, the exchange rate published in the FINANCIAL TIMES was L1.00=U.S. $1.62. On July 8, 1999, the exchange rate published in the FINANCIAL TIMES was L1.00=U.S. $1.56.

(2) Turnover comprises the sum of sales, net receivable and other trading income, after eliminating intra-group transactions. Turnover does not include value-added tax.

DIFFERENCES BETWEEN UK GAAP AND US GAAP

    While the following is not a comprehensive summary of all differences between UK GAAP and US GAAP, other differences are unlikely to have a significant effect on the consolidated income or shareholder's equity of Berisford.

    GOODWILL AND US PURCHASE ACCOUNTING. Under US GAAP and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of appraised values to the various net assets of the subsidiaries at the dates of acquisition and any net balance is treated as goodwill. Prior to September 26, 1998 and in accordance with UK GAAP at that time, Berisford fully wrote off goodwill arising on acquisitions against shareholders' equity. Since that date, in accordance with a change in UK GAAP, Berisford has capitalized goodwill over a period of 20 years. Goodwill previously written off has not been reinstated.

    ORDINARY DIVIDENDS. Under UK GAAP, final ordinary dividends are provided for in the fiscal year in respect of which they are recommended by the Board of Directors for approval by the shareholders. Under US GAAP, such dividends are not provided for until declared by the Board of Directors.

10. SOURCES AND AMOUNT OF FUNDS.

    The Purchaser estimates that the total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger, is estimated to be approximately $391 million. In addition, Berisford intends to cause the refinancing of the borrowings of approximately $348 million of Scotsman and its subsidiaries, as described in
Section 12, at a premium of approximately $11 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent and Berisford will obtain such funds primarily from bank financing. Parent and Berisford have received commitments from Barclays Bank PLC ("Barclays") and National Westminster Bank Plc ("NatWest"; collectively, the "Banks") to provide approximately $900 million in financing.

    Berisford and Parent obtained a Joint Commitment Letter and related Term-Sheet (collectively, the "Commitment Letter") from the Banks pursuant to which the Banks have committed (the "Commitment") to provide a $600,000,000 term acquisition facility (the "Term Facility") and a $300,000,000 revolving facility (the "Revolving Credit Facility; the Term Facility and the Revolving Credit Facility, collectively, the "Facilities") the proceeds of which are to be utilized to finance the cost of the Offer and Merger and related expenses, the refinancing of certain of the indebtedness of Berisford, the Company and their respective subsidiaries, working capital and other corporate purposes. The Facilities will be secured by a pledge of 100% of the capital stock of all U.S. subsidiaries of Berisford, including, after the consummation of the Merger, the Company, be guaranteed by Berisford, to the extent Berisford is not the direct borrower thereof, and be guaranteed by all of Berisford's Material Subsidiaries (as defined in the Commitment Letter). In connection with the Facilities, Berisford will be obligated to comply with certain financial covenants, the breach of which will constitute a default with respect to the Facilities. Barclays committed to provide 50% of the Facilities and NatWest committed to provide 50% of the Facilities. Barclays and NatWest intend to syndicate the Facilities.

    The Commitment Letters provide that the final maturity date of the Facilities is five (5) years from the date of the signing of the Facility Agreement. The Facilities will bear interest, at Parent's option, (a) at the rate of interest the higher of (i) the prime rate announced by Barclays for U.S. dollar loans and (ii) a rate equal to 0.5% above the weighted average of the overnight Federal funds rate, plus a rate 1% lower than the applicable Euro-Dollar Margin (initially 1.50%) but in no event less than zero; or (b) at the reserve adjusted Euro-Dollar Rate plus the applicable Euro-Dollar Margin, which shall initially be 1.50%, plus (in the case of Sterling advances) certain mandatory costs.

    The Commitment is subject to, among other matters, the following conditions:
(i) there not occurring or becoming known to the Banks any material adverse change in or affecting the business, property, financial condition of either (A) Berisford and its subsidiaries taken as a whole or (B) the Company and its subsidiaries taken as a whole; (ii) the Banks not becoming aware after the date of the Commitment Letter of any material information or matter affecting Berisford, the Company or their respective subsidiaries which is inconsistent in a material and adverse manner with any material information or matter previously disclosed to the Banks; (iii) the negotiation, execution and delivery of definitive documentation; (iv) other customary conditions; (v) not less than a majority of the Shares having been acquired by Purchaser pursuant to the Tender Offer (or such higher percentage of the capital stock of the Company that is required in order to, without the affirmative vote of any other shareholder (a) permit the consummation of the Merger and (b) immediately appoint a majority of the Company Board as is required to approve the Merger); and (vi) the receipt of all due diligence reports as required by the Banks.

    Copies of the Commitment Letters have been filed as an exhibit to the
Schedule 14D-1. Reference is made to such exhibit for a more complete description of the terms and conditions of the Commitment Letters. When the definitive documentation with respect to the Facilities is executed, copies of such definitive documentation will be filed as exhibits to the Schedule 14D-1.

    It is anticipated that borrowing under the Facilities will be repaid from funds generated internally by Berisford and its subsidiaries or other sources, which may include proceeds from bank borrowings or the sale of debt or equity securities or some combination thereof. Neither Berisford nor Parent has made any decisions concerning such repayment and will determine the actual source of funds for such repayments only after the completion of its review of the Company and its analysis of then prevailing market conditions, including interest rates and other economic conditions.

11.BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; MERGER
   AGREEMENT.

CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

    In January 1998, Richard C. Osborne, the Chairman of the Board, President and Chief Executive Officer of the Company, contacted Andrew F. Roake, the Chief Executive Officer of Parent to express the Company's interest in pursuing an acquisition of the ice machine business of Berisford. The Company and Parent executed a confidentiality agreement and the Company received certain confidential information regarding the business. The Company eventually made an offer to purchase the business, which offer was not accepted by Berisford.

    From time to time in 1998 Mr. Osborne had various telephone conversations and other discussions at industry trade shows and similar events with Mr. Roake regarding possible cooperative arrangements between the companies, such as possible marketing alliances. On November 12, 1998 Mr. Osborne met in London with Mr. Alan J. Bowkett, who was at that time the Chief Executive Officer of Berisford, to discuss aspects of a possible marketing alliance and their respective views of strategies and industry direction.

    On November 13, 1998, Schroders met with Mr. Roake and one of his financial officers to discuss strategic alternatives for Parent and the possible combination of Berisford and the Company.

    On March 11, 1999 Mr. Osborne met with Messrs. Bowkett and Roake in New York to further discuss potential relationships between the companies. At this meeting Messrs. Bowkett and Roake indicated that Berisford was interested in pursuing a possible business combination with the Company and discussed on a preliminary basis alternative transaction structures, including a possible acquisition of the Company and a preliminary indication of the price which might be offered in any possible transaction.

    On April 29, 1999 the Company and Berisford executed a confidentiality and standstill agreement.

    On April 30, 1999 Mr. Osborne and Donald D. Holmes, the Vice
President-Finance and Secretary of the Company met outside Birmingham, England with Mr. Bowkett and Mr. Jonathan Findler, the finance director of Berisford, to continue the earlier preliminary discussions. Mr. Osborne provided limited financial information regarding the Company.

    On May 13, 1999 Mr. Osborne and representatives of Morgan Stanley had various conversations with Mr. David Williams, the Chief Executive Officer of Berisford and Mr. Roake and representatives of Schroders. In these conversations they communicated the authorization of the Company Board of Directors (the "Company Board") and the required basis for continuing discussions, including the ability of Parent to reach a specified price in excess of the Offer Price upon completion of due diligence and definitive documentation. Counsel for the Company provided to counsel for Berisford an outline of certain provisions to be included in a merger agreement which counsel for the Company indicated that they believed would provide the Company with a basis for negotiating with Berisford without first seeking alternative proposals. Berisford indicated that it could substantially agree in concept to such provisions.

    Beginning the week of May 24, 1999, the Company and its counsel made available to representatives of Berisford a data room of confidential information and senior management of the Company met with and reviewed with representatives of Berisford the Company's businesses and results of operations. Those results indicated that the preliminary estimated operating results for the Company's quarter ending July 4, 1999 (the "Second Quarter") would likely be below prior forecasts previously provided to Berisford.

    During the week of May 31, 1999 representatives of Berisford and Schroders continued their due diligence investigation of the Company. In addition, during that week the Company gathered further information about the preliminary estimated operating results for the Second Quarter and the projected results of operations beyond the Second Quarter from the managers of the Company's principal operating units. Representatives of Berisford confirmed that they continued to be interested in an acquisition of the Company, but that in light of those preliminary estimated operating results and Berisford's analysis of certain contractual obligations of the Company, they might not be able to achieve the previously indicated price, which was above the Offer Price.

    On June 3, 1999 counsel for Berisford delivered to counsel for the Company a draft merger agreement. Counsel for the Company and Berisford negotiated various issues relating to the draft merger agreement over the next four weeks.

    During the week of June 7, 1999 representatives of Berisford and Schroders continued their due diligence investigation of the Company.

    On June 9, 1999 the Company provided to representatives of Berisford updated preliminary estimated operating results for the Second Quarter and beyond. On June 11, 1999, representatives of Schroders indicated to representatives of Morgan Stanley that Berisford continued to be committed to an acquisition of the Company but that, in light of the preliminary estimated operating results for the Second Quarter and beyond, Berisford was not prepared to offer the price previously indicated, but that they wished to meet with additional members of management to further discuss the estimated and projected results of operations.

    On June 11, 1999 and thereafter representatives of Morgan Stanley contacted representatives of Schroders to advise them of the Company Board's determination to continue discussions and to seek a specified price above the Offer Price. On June 14, 1999 representatives of Schroders indicated that Berisford was prepared to recommend the price specified by the Board but that Berisford needed additional information and reiterated Berisford's request for further due diligence, including meetings with additional members of management and visits to the Company's principal manufacturing facilities.

    On June 15, 1999 counsel for the Company provided to counsel for Berisford further comments on the draft merger agreement and over the following few days Mr. Osborne and representatives of Morgan Stanley communicated to representatives of Berisford and Schroders that the Company would consider their requests for further due diligence based on the responses to those comments.

    On June 18, 1999 counsel for Berisford provided to counsel for the Company revised sections of the draft merger agreement and as a result Mr. Osborne and representatives of Morgan Stanley contacted representatives of Berisford and Schroders to inform them that in light of those revisions the Company would permit the meetings with additional members of management of the Company.

    On June 21 and June 22, 1999 a series of due diligence meetings were held between members of the Company's management (including the managers of the Company's principal business units) and Morgan Stanley and representatives of Berisford, Schroders and Berisford's accountants.

    On June 23 and June 24, 1999 various conversations occurred between representatives of Morgan Stanley and Schroders. The representatives of Schroders indicated that Berisford's financial analysis had been completed, that its financing was in place and that Berisford was willing to offer a specified price below the Offer Price, subject to satisfactory negotiation of the remaining outstanding issues on the merger agreement and visits to the Company's principal manufacturing facilities.

    On June 24 and June 25, 1999 Mr. Osborne and representatives of Morgan Stanley had further conversations and negotiations with representatives of Berisford and Schroders in an attempt to elicit a higher offer. On June 25, 1999, representatives of Schroders informed representatives of Morgan Stanley that Berisford was prepared to offer $33 per Share in the transaction, subject to negotiation of the remaining outstanding issues in the merger agreement and Berisford's visits to the Company's principal manufacturing facilities.

    From June 28 to June 30, 1999 representatives of Berisford visited the principal manufacturing facilities of the Company and representatives of Berisford and counsel for Berisford completed their due diligence review of the Company.

    From June 29 to July 1, 1999 the parties concluded their negotiation of the draft merger agreement and reviewed and finalized a draft joint press release to announce the transaction.

    During the evening of July 1, 1999, the Company, Parent, the Purchaser and Berisford executed the Merger Agreement.

    The transaction was publicly announced on July 2, 1999 prior to the opening of trading on the New York and London Stock Exchanges.

PURPOSE OF THE OFFER AND THE MERGER.

    The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, in the manner set forth in Section 8 of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides for the making of the Offer as provided in this Offer to Purchase.

    THE COMPANY BOARD. The Merger Agreement provides that promptly after the purchase of and payment for any Shares by Purchaser or any of its affiliates as a result of which Purchaser and its affiliates own beneficially at least a majority of the then outstanding Shares, Parent shall be entitled, to the extent permitted by law, to designate such number of directors, rounded up to the next whole number, on the Company Board, subject to compliance with Section 14(f) of the Exchange Act, as is equal to the product of the total number of directors on such Board (giving effect to the increase in the size of such Board) multiplied by the percentage that the number of Shares beneficially owned by Purchaser (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the

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Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board, and the Company shall take all reasonable actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

    The Merger Agreement provides that, notwithstanding the foregoing, the parties thereto shall use their respective reasonable best efforts to ensure that at least three of the members of the Board shall, at all times prior to the Effective Time, be Continuing Directors (as defined below) and PROVIDED, that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Directors shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be a Continuing Director for purposes of the Merger Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement. From and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment, modification or waiver of any term or condition of the Merger Agreement, any amendment to the Certificate of Incorporation or By-Laws, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any waiver or assertion of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of the full Company Board; provided, that if there shall be no Continuing Directors such actions may be effected by a majority vote of the entire Company Board; provided, further, that, if there be no such Continuing Directors, Purchaser shall not decrease the Merger Consideration or change the form of Merger Consideration. The term "Continuing Directors" means (i) any member of the Company Board as of the date of the Merger Agreement or (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee of, Parent or Purchaser and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Company Board, and in each case under clauses (i) and (ii), who is not an employee of the Company.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the DGCL, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease, and the Company will be the surviving corporation in the Merger. At the Effective Time of the Merger, each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries (other than by Benefit Plans (as defined in the Merger Agreement)),
(ii) Parent or any of its subsidiaries including Purchaser (other than shares owned by any employee benefit plan of Parent, Purchaser or any subsidiary of Parent or Purchaser) and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $33.00 in cash or any higher price per Share paid in the Offer, without interest.

    OPTIONS. The Merger Agreement provides that at or immediately prior to the Effective Time, each then outstanding Option, whether or not then vested or exercisable, shall be cancelled by the Company. In consideration of such cancellation of Options with an exercise price of less than the Offer Price, the Company (or, at Parent's option, the Purchaser) shall pay to the holders of such Options an amount in respect thereof equal to the product of (A) the excess of the Offer Price over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes and without interest). The amounts payable pursuant to this paragraph shall be paid as soon as practicable following the Closing Date (as defined in the Merger Agreement).

    The Merger Agreement provides that the Company shall take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares ("Option Plans"), shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent, Purchaser or the Surviving Corporation (as defined in the Merger Agreement). In addition, the Company has agreed to obtain all necessary consents from, and mail any required notices to, holders of Options and take all lawful action as is necessary to give effect to the foregoing.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capital stock, options to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures in proxy statement and tender offer documents, absence of certain changes or events, litigation, absence of changes in benefit plans, employee benefit plans, tax matters, no excess non-deductible payments, compliance with applicable laws, environmental matters, intellectual property, material contracts, labor and employment matters, product liability, applicability of state takeover statutes, votes required to approve the Merger Agreement, brokers' and finders' fees, receipt of the Financial Advisor Opinion, Year 2000 and absence of questionable payments.

    In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the certificate of incorporation and by-laws of Parent and Purchaser or laws applicable to Parent or Purchaser, disclosures in proxy statement and tender offer documents, prior activities by Purchaser, brokers' and finders' fees and financing.

    INTERIM OPERATIONS. The Merger Agreement provides that after the date of the Merger Agreement and prior to the time the designees of Parent have been elected to or appointed to, and shall constitute a majority of, the Company Board pursuant to the applicable provisions of the Merger Agreement, and except
(i) as expressly contemplated by the Merger Agreement, (ii) as set forth in the applicable section of a disclosure schedule delivered by the Company to Parent on or prior to the execution of the Merger Agreement (the "Company Disclosure Schedule") or (iii) as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed):

    (a) the Company shall and shall cause its subsidiaries to in all material respects carry on their respective businesses in the ordinary course;

    (b) the Company shall and shall cause its subsidiaries to use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time;

    (c) neither the Company nor any of its subsidiaries shall, directly or indirectly, amend its Certificate of Incorporation or By-laws or similar organizational documents;

    (d) neither the Company nor any of its subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its subsidiaries, except for quarterly dividends on Shares of up to $0.025 per share to be declared and

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
paid at customary times and except that a wholly-owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or
(B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares issued upon the exercise of Options in accordance with the Option Plans as in effect on the date of the Merger Agreement; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of its subsidiaries;

    (e) except as permitted by the Merger Agreement, neither the Company nor any of its subsidiaries shall acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are subsidiaries of the Company or any of its subsidiaries) or (ii) any assets, including real estate, except acquisitions in the ordinary course of business consistent with past practice;

    (f) neither the Company nor any of its subsidiaries shall make any new capital expenditure or expenditures, other than the specific capital expenditures disclosed and set forth in the applicable section of the Company Disclosure Schedule and capital expenditures not to exceed $1 million in the aggregate;

    (g) neither the Company nor any of its subsidiaries shall, except in the ordinary course of business and except as otherwise permitted by the Merger Agreement, amend or terminate any material contract where such amendment or termination would reasonably be expected to have a material adverse effect on the business, properties, assets, prospects, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"), or waive, release or assign any material rights or claims;

    (h) neither the Company nor any of its subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

    (i) neither the Company nor any of its subsidiaries shall: (i) enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or key employee of the Company or any its subsidiaries except as required by the terms of any plan, agreement or arrangement in effect on the date of the Merger Agreement or to comply with applicable law or, with respect to employment agreements, except in the ordinary course of business and as approved by the Purchaser (which approval will not be unreasonably withheld); or (ii) hire or agree to hire any new officer or, other than in the ordinary course of business, consistent with past practice, hire or agree to hire any additional employees;

    (j) neither the Company nor any of its subsidiaries shall, except as required to comply with applicable law or existing agreements or Benefit Plans or expressly provided in the Merger Agreement, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any benefit plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such benefit plans with the terms of the Merger Agreement or other than with respect to employees in the ordinary course of business, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee or other than with respect to employees in the ordinary course of business, (iii) pay any benefit not provided for under any benefit plan, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

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
    (k) neither the Company nor any of its subsidiaries shall: (i) except in the ordinary course of business and in an aggregate amount not to exceed $8 million, incur or assume any additional long-term debt or any additional short-term indebtedness; (ii) incur or modify any material indebtedness or other liability except as set forth on the applicable section of the Company Disclosure Schedule; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice); (v) settle any material claims other than in the ordinary course of business, in accordance with past practice and without admission of liability; or (vi) enter into any material commitment or transaction except in the ordinary course of business consistent with past practice;

    (l) neither the Company nor any of its subsidiaries shall change any of the accounting principles used by it unless required by U.S. GAAP;

    (m) neither the Company nor any of its subsidiaries shall make or change any tax election, amend any tax return, change an annual tax accounting period, adopt or change any method of tax accounting, enter into any closing agreement, settle or compromise any tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action relating to taxes except in the ordinary course of business consistent with past practice;

    (n) neither the Company nor any of its subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most relevant consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries included in the Company SEC Documents (as defined in the Merger Agreement); or except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party unless the Company Board determines in good faith, after consultation with outside counsel, that it would be required consistent with its fiduciary responsibilities to the Company's stockholders under applicable law;

    (o) neither the Company nor any of its subsidiaries shall (by action or inaction) amend, renew, terminate or cause to be extended any material lease, agreement or arrangement relating to any of the leased properties or enter into any material lease, agreement or arrangement with respect to real property; and

    (p) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    STOCKHOLDERS' MEETING. If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law, its Certificate of Incorporation and By-laws: (i) as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement and use its reasonable best efforts to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement;
(iii) obtain and furnish the information required to be included in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto

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
(the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date; provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel; and (iv) unless the Merger Agreement has been terminated in accordance with the provisions of the section summarized under "Termination" below, subject to its rights pursuant to the section summarized under "No Solicitation" below, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

    BERISFORD SHAREHOLDER APPROVAL. The Merger Agreement provides that Berisford will, as soon as practicable following the date of the Merger Agreement, duly call, give notice of, convene and hold a meeting of shareholders for the purpose of obtaining the Berisford Shareholder Approval. The Merger Agreement provides that Berisford will, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by the Merger Agreement, shall use all reasonable efforts to solicit and obtain such approval by its shareholders and shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company such recommendation. Berisford has agreed to be bound by the provisions of the Merger Agreement specified in this paragraph.

    NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors, authorized representatives or authorized agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board determines in good faith, after consultation with outside counsel, that to do so would be required consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal, which was not solicited subsequent to the date hereof, (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company) and (y) participate in negotiations regarding such Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of the Shares then outstanding, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the Shares then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. Upon execution of the Merger Agreement, the Company was obligated to immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    Pursuant to the Merger Agreement, except as set forth in this paragraph, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Company Board or such committee of the Offer, the Merger or the Merger Agreement; PROVIDED, HOWEVER, that, the Company Board may, at any time prior to the consummation of the Offer, modify or withdraw such recommendation of the Company Board if the Company Board determines in good faith, after consultation with outside counsel, that it would be required consistent with its fiduciary responsibilities to the stockholders of the Company to so modify or withdraw such recommendation (regardless of existence of a Superior Proposal at such time); PROVIDED, HOWEVER, that, unless the Merger Agreement shall have been terminated, any such modification or withdrawal shall not prevent Parent and Purchaser, in its or their discretion, from consummating the Offer and shall not affect any of the actions required to be taken by the Company pursuant to the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover

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
Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, if the Company has received a Superior Proposal, the Company Board may (x) withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement or (y) approve or recommend a Superior Proposal or, subject to the provisions described in clause (c)(i) of the paragraph beginning with the heading TERMINATION, terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal). For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, a majority or more of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley) to be more favorable to the Company's stockholders than the Offer and the Merger.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Party") of the Company or any of its subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its subsidiaries), as provided in the Company's Certificate of Incorporation or By-laws or any indemnification agreement, in each case, as in effect on the date of the Merger Agreement, and relating to actions or events through the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to indemnify any Indemnified Party in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Party unless the initiation of such proceeding (or portion thereof) was authorized by the Company Board or unless such proceeding is brought by an Indemnified Party to enforce rights under this paragraph; PROVIDED FURTHER that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Company's Certificate of Incorporation or By-laws or any such agreement, as the case may be, shall be made by independent legal counsel selected by Parent and reasonably acceptable to the Indemnified Party (who has not performed services for Parent or its affiliates within the last three years); and PROVIDED FURTHER that nothing in this paragraph shall impair any rights of any Indemnified Party. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Party his or her legal and other expenses (including the cost of any investigation and preparation in connection therewith), subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

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
    The Merger Agreement provides that for a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to such persons than the terms now applicable to them under the Company's current policies; PROVIDED, HOWEVER that, in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided further that, if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

    CONDITIONS TO THE MERGER. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger; (ii) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity (as defined below) precluding, restraining, enjoining or prohibiting consummation of the Merger PROVIDED that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such order, decree or injunction and to appeal as promptly as possible any order, decree or injunction that may be entered; and (iii) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer. The term "Governmental Entity" means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

    a. By the mutual written consent of Parent and the Company; PROVIDED, HOWEVER, THAT if Parent shall have a majority of the directors pursuant to the applicable provisions of the Merger Agreement, such consent of the Company may only be given if approved by the Continuing Directors.

    b. By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to this paragraph (a) shall not be available to any party who has not used its commercially reasonable efforts to cause such order, decree, ruling or other action to be lifted.

    c. By either Parent or the Company if (i) as a result of the failure of any of the conditions set forth in Section 14 hereof (other than the Minimum Condition) the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer or (ii) Purchaser shall have, consistent with its obligations hereunder, failed to pay for the Shares prior to the date 120 days after the date of the Merger Agreement (the

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
       "OUTSIDE DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement described in this paragraph (c) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party; or

    d. By the Company: (i) if the Company Board determines in good faith that a Takeover Proposal constitutes a Superior Proposal or has approved or recommended a Superior Proposal in accordance with the applicable provisions of the Merger Agreement; PROVIDED, HOWEVER, that the Company is not in material breach of the applicable provisions of the Merger Agreement, and that the Company simultaneously terminates the Merger Agreement and makes simultaneous payment to the Parent of the Termination Fee as specified in the applicable provisions of the Merger Agreement; or
       (ii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on the fifth business day following the date of the initial public announcement of the Offer; (iii) if there shall be a material breach by Parent or Purchaser of any of their representations, warranties, covenants or agreements contained in the Merger Agreement which breach cannot or has not been cured within 15 days after the giving of written notice to Parent, and which has had or is reasonably likely to materially impair the ability of Purchaser or Parent to consummate the transactions contemplated by the Merger Agreement or (iv) if (A) the Berisford Shareholder Condition shall not have been satisfied within 30 days after the date of the Merger Agreement or (B) Berisford's Board of Directors shall have withdrawn or modified or changed in a manner adverse to the Company its approval or recommendation of the Offer, the Merger or the Merger Agreement.

    e. By Parent or Purchaser: (i) if prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved a Takeover Proposal; or (ii) prior to the purchase of Shares pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (a) would give rise to the failure of a condition set forth in paragraph (d) of Section 14 and
       (b) cannot be or has not been cured within 15 days after the giving of written notice to the Company; or (iii) any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares; or (iv) if the Company receives a Takeover Proposal from any person (other than Parent or Purchaser), and the Company Board takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Company Board to review and make a recommendation with respect to such Takeover Proposal.

    TERMINATION FEE; EXPENSES. Pursuant to the Merger Agreement, if (x) Parent or Purchaser terminates the Merger Agreement pursuant to the provisions of the Merger Agreement described in clauses (e)(i) or (e)(iv) under the heading "Termination" above or (y) the Company terminates the Merger Agreement pursuant to the provisions of the Merger Agreement described in clause (d)(i) under the heading "Termination" above, then in each case, the Company shall pay, or cause to be paid to Parent, at the time of such termination, an amount equal to $15.6 million (the "Termination Fee").

    In addition, if the Merger Agreement is terminated by either Parent or the Company pursuant to the provisions of the Merger Agreement described in clause
(c) above under the heading "Termination" above (except by reason of such a termination at a time when the conditions in clauses (ii), (iii) or (iv) of the first paragraph of Section 14 or paragraphs (a), (b), (c) or (f) of Section 14 have not been satisfied) at any time when there is pending a Takeover Proposal, and at the time of any such termination, Parent is not in material breach of the Merger Agreement, and if, within 9 months after any termination referred to in this paragraph, the Company shall enter into an Acquisition Agreement with respect to a Takeover Proposal or any person (other than Parent or its affiliates) shall acquire a majority of the outstanding Shares, then the Company shall pay the Termination Fee concurrently with entering into any such agreement or, if sooner, within one day after such acquisition. Any payments required to be made pursuant to this paragraph shall be made by wire transfer of same day funds to an account designated by Parent.

CONFIDENTIALITY AGREEMENT.

    Pursuant to a Confidentiality Agreement dated as of April 29, 1999 (the "Confidentiality Agreement"), Berisford agreed to keep confidential certain information provided by the Company. The Confidentiality Agreement also contains customary non-solicitation and standstill provisions.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

    If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Subsequent to the consummation of the Merger, Berisford believes that the consolidated Berisford group, including Senate, will be able to realize annual cost savings of approximately $16 million (L10 million) within two years. These cost savings will be derived principally from the elimination of duplicated head office costs, increased purchasing power and the rationalization of manufacturing facilities and distribution channels.

    The Merger Agreement provides that, promptly after the purchase of and payment for any Shares by Purchaser or any of its affiliates as a result of which Purchaser and its affiliates own beneficially at least a majority of the then outstanding Shares, Parent shall be entitled, to the extent permitted by law, to designate such number of directors, rounded up to the next whole number, on the Company Board, subject to compliance with Section 14(f) of the Exchange Act, as is equal to the product of the total number of directors on such board multiplied by the percentage that the number of Shares beneficially owned by Purchaser bears to the total number of Shares then outstanding. See Section 11. Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise such rights and require the Company to elect or appoint to the Company Board its designees from among Messrs. David W. Williams, Andrew F. Roake, Jonathan Findler, David Hooper, Patrick M. Clark and Roger H. Kissam. Information with respect to such directors is contained in Schedule I hereto and in the Information Statement required by Rule 14f-1 under the Exchange Act included as Schedule I to the
Schedule 14D-9. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

    Purchaser or an affiliate of Purchaser may, following the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

    Purchaser intends to commence a tender offer and consent solicitation with regard to the 8 5/8% Senior Subordinated Notes due 2007 (the "Notes") of Scotsman Group, Inc., a wholly owned subsidiary of the Company, which are guaranteed by the Company. The consent solicitation will seek consents to eliminate substantially all of the covenants of the Notes. The tender offer for the Notes will be conditioned upon, among other things, the consummation of the Offer.

    Parent intends to cause the Company to refinance amounts outstanding as of the closing of the Offer under the Credit Agreement, dated March 12, 1997, as amended, among Scotsman Group, Inc., the Borrowers as named therein, the Lenders as named therein and The First National Bank of Chicago, as Agent, from amounts to be made available to Parent pursuant to the Facilities.

    Except as disclosed in this Offer to Purchase neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

    STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger Agreement by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company to approve the Merger Agreement and consummate the Merger will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent or Purchaser or any of Parent's other subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser, and any of Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to approve the Merger Agreement and effect the Merger without the affirmative votes of any other stockholders.

    SHORT-FORM MERGER. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any of their respective subsidiaries acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed 5 business days, subject to certain conditions, if the Shares validly tendered and not withdrawn pursuant to the Offer equal more than 75% but less than 90% of the outstanding Shares. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

    APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

    As described above, the Merger Agreement provides that from July 1, 1999 until such time as the designees of Parent have been elected to, and shall constitute a majority of, the Company Board, without the prior written consent of Parent, neither the Company nor any of its subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its subsidiaries, except for quarterly dividends on Shares of up to $0.025 per share to be declared and paid at customary times and except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares issued upon the exercise of Options outstanding on July 1, 1999 in accordance with the Option Plans as in effect on July 1, 1999; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the subsidiaries of the Company.

14. CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer, but subject, in all cases, to Parent's and Purchaser's obligations set forth under the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for any tendered Shares, unless (i) the Minimum Condition has been met, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated and any consent required from a foreign Governmental Entity has been obtained, where the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect on the Company or Parent, (iii) the Berisford Shareholder Condition shall have been met, and (iv) approval under any applicable European antitrust law applicable to the purchase of Shares pursuant to the Offer has been obtained where the failure to obtain such approval would reasonably be expected to have a Material Adverse Effect on the Company or Parent. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and Purchaser's obligations set forth under the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of the Merger Agreement):

    a. there shall be threatened or pending by a Governmental Entity any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, taken as a whole,
       (ii) seeking to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, as a result of the Offer or the transactions contemplated by the Merger Agreement, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (v) seeking to obtain from the Company any damages that would reasonably be expected to have a Material Adverse Effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (viii) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company or, as a result of the Offer or the Merger, Parent and its subsidiaries;

    b. there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
       (viii) of paragraph (a) above;

    c. there shall have occurred after the commencement of the Offer and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on the New York or London Stock Exchanges (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions and excluding any coordinated trading halt triggered as a result of a specified decrease in a market index),
       (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United Kingdom or United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United Kingdom or United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions which in any case would reasonably be expected to have as a Material Adverse Effect on the Company or materially adversely affect Parent's or Purchaser's ability to complete the Offer and the Merger;

    d. the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in each case at the date of the Merger Agreement and at the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability of the Company, Parent or Purchaser to consummate the Offer or the Merger;

    e. the Company Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended a Takeover Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing;

    f. any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares; or

    g. the Merger Agreement shall have been terminated in accordance with its terms;

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 15, based on information provided by the Company and the publicly available information concerning the Company, neither Purchaser nor Parent nor Berisford is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser, Parent and Berisford presently contemplate that such approval or other action will be sought, except as described below under "State Anti-takeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    STATE ANTI-TAKEOVER STATUTES. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, including the Offer, since the Merger Agreement and the transactions contemplated thereby, including the Offer, were approved by the Company Board prior to the execution thereof.

    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    Parent, Purchaser and Berisford do not believe that the anti-takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent, Purchaser nor Berisford has attempted to comply with any state anti-takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

    Parent and the Company intend to promptly file their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

    The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

    As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    FILING IN AUSTRALIA UNDER THE FOREIGN ACQUISITIONS & TAKEOVERS ACT 1975
     (CTH) (THE "FOREIGN ACQUISITIONS ACT").

    The Foreign Acquisitions Act governs acquisitions by a foreign person of shares, amongst other things, in an Australian corporation (whether direct or indirect). Under the Foreign Acquisitions Act if the Treasurer of the Foreign Investment Review Board ("FIRB") is notified of the transaction in advance and does not respond with an objection to the transaction within the period of 40 days from notification, (subject to any extension of time) he is deemed to give his consent to the acquisition.

    Accordingly, on July 6, 1999, Berisford made an application under the Foreign Acquisition Act to the Treasurer of the FIRB notifying him of the terms of the Offer and the Merger and requesting his consent to the Merger, whereby the Company is to acquire the Purchaser, which would result in a change in ownership of Austral Refrigeration Pty. Limited, a corporation incorporated in Australia and an indirect majority owned subsidiary of the Company. It is submitted in the application to the Treasurer that the Merger and the Offer are not contrary to Australia's national interests in accordance with the criteria as set out in the FIRB guidelines. Berisford will seek to obtain the consent of the Treasurer prior to the initial scheduled Expiration Date.

    FILING IN IRELAND UNDER MERGERS AND TAKEOVERS (CONTROL) ACTS, 1978 TO 1996
     ("THE ACT")

    The Act provides that a merger must be notified to the Minister for Enterprise, Trade and Employment ("Minister") where, in the most recent financial year, either, for each of at least two of the parties involved in the merger, the value of the gross assets is not less than IRL10 million or the turnover is not less than IRL20 million. Neither threshold is limited to Ireland under the Act. According to the Act the Merger satisfies the thresholds and needs to be notified to the Minister. According to current administrative practice, the Minister may be willing to confirm that there is no jurisdiction under the Act if neither the value of the Company's Irish gross assets nor its Irish turnover exceeds the respective thresholds.

    Accordingly, as neither the value of the Company's Irish gross assets nor its Irish turnover exceeds the thresholds under the Act, Berisford will write to the Minister asking for confirmation that she does not consider the Merger to be notifiable under the Act and that accordingly she does not intend to make an Order under Section 9 of the Act in relation to the Merger.

    OTHER FOREIGN LAWS.

    Parent, Berisford and the Company conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the Offer or the Merger. Parent, Purchaser and Berisford are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions which may be material to Berisford, Parent, Purchaser or the Company. Parent, Purchaser, Berisford and the Company may not complete some of such filings or obtain some of such approvals (which may not as a matter of practice be required to be obtained prior to effectiveness of a merger transaction or the closing of the Offer) prior to the effective time of the Merger or the consummation or the Offer.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be in full compliance with the Margin Regulations.

    OTHER LAWS.

    Exon-Florio Act. The Exon-Florio Act applies to all acquisitions proposed or pending on or after August 23, 1988, by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The Exon-Florio Act empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security.

    The President has designated CFIUS as the agency authorized under the Exon-Florio Act to receive notices and other information and to conduct a review process which consists of a determination whether an investigation should be undertaken and making any such investigation. Any determination by CFIUS that an investigation is called for must be made within thirty days after its acceptance of written notification concerning a proposed transaction. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. Upon completion or termination of any such investigation, CFIUS must report to the President and present its recommendation. The President then has fifteen days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief. In order for the President to exercise his authority to suspend or prohibit a proposed transactions, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Act and the International Emergency Economic Powers Act do not in the President's judgment provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. Such findings are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Act. The Exon-Florio Act does not obligate the parties to a proposed acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted to CFIUS, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Act, unless it is determined that CFIUS does not have jurisdiction over the transaction.

    The Purchaser and the Company will make a filing under the Exon-Florio Act. There can be no assurance that CFIUS will not determine to conduct an investigation of the proposed acquisition of the Company and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. If the results of such investigation are adverse to the Purchaser, the Purchaser is not obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. FEES AND EXPENSES.

    Schroder & Co. Inc. is serving as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Purchaser, Parent and Berisford in connection with the Offer and the Merger. Parent has agreed to pay financial advisory fees of $1.35 million to Schroder & Co. Inc. In addition, Parent has also agreed to pay an additional fee of approximately $6 million for such services should a transaction between Parent and the Company be consummated. Parent has also agreed to reimburse Schroder & Co. Inc. for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Schroder & Co. Inc. in connection with its engagement and to indemnify Schroder & Co. Inc. and certain related persons against certain losses, claims, damages, liabilities and actions and certain expenses related thereto, including certain liabilities and expenses under the Federal securities laws.

    In the ordinary course of its business, Schroder & Co. Inc. engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company.

    Purchaser, Parent and Berisford have retained D.F. King & Co., Inc. to serve as the Information Agent and the Harris Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

    Except as set forth above, neither Purchaser, Parent nor Berisford will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR BERISFORD NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Purchaser, Parent and Berisford have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Sections 8 and 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          BERISFORD ACQUISITION CORPORATION

July 9, 1999

                                   SCHEDULE I
            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                       OF PURCHASER, PARENT AND BERISFORD

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Welbilt Corporation, 225 High Ridge Road, Stamford, CT 06905. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Parent for the past five years.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                                             POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------

Walter Beech                                              Mr. Beech has been the Vice President of Sales of Parent
                                                          since 1995.

Patrick Clark                                             Mr. Clark has been the Vice President of Finance of
                                                          Parent since 1997. From 1995 to 1997, he was the
                                                          Director of Planning and Analysis at John Crane, Inc.
                                                          From 1993 to 1995, Mr. Clark was a Regional Finance
                                                          Officer (Asean) for Raychem Corporation.

Susan Fegan                                               Ms. Fegan has been the Vice President of Human Resources
                                                          of Parent since 1997. In 1996, Ms. Fegan was the Vice
                                                          President and Director of Human Resources and Benefits
                                                          of Parent. From 1994 through 1996, she was Director of
                                                          Benefits of Parent.

Roger Kissam                                              Mr. Kissam has been the Vice President and General
                                                          Counsel of Parent since 1993.

John Oros                                                 Mr. Oros has been the Treasurer of Parent since 1997.
                                                          From 1992 to 1996, he was the Assistant Treasurer of
                                                          Parent and from 1991 to 1992 he was a Manager and
                                                          Corporate Treasurer of Parent.

Andrew Roake                                              Mr. Roake has been a Director and Chief Executive
                                                          Officer of Parent since 1997. From 1994 to 1997, he was
                                                          a Vice President of Raychem Corporation. Mr. Roake is a
                                                          citizen of the United Kingdom.

Gerald Sank                                               Mr. Sank has been a Vice President of Parent since 1995.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                                             POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------
David Williams                                            Mr. Williams joined Berisford in 1996, became a Director
                                                          in 1997 and Chief Executive in 1999. From 1994 to 1996,
                                                          he was managing director of the Potterton Myson division
                                                          of Blue Circle Industries plc. From 1996 to 1999 he was
                                                          managing director of Magnet Limited. Mr. Williams is a
                                                          citizen of the United Kingdom.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole director and executive officer of Purchaser. Such person is a citizen of the United Kingdom and the business address of each such person is c/o Welbilt Corporation, 225 High Ridge Road, Stamford, CT 06905.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                                             POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------

Andrew Roake                                              Mr. Roake has been a Director and the Chief Executive
                                                          Officer of Parent since 1997. From 1994 to 1997, he was
                                                          a Vice President of Raychem Corporation. Mr. Roake is a
                                                          citizen of the United Kingdom.

3. DIRECTORS AND EXECUTIVE OFFICERS OF BERISFORD. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Berisford. Unless otherwise indicated, each such person is a citizen of the United Kingdom and the business address of each such person is c/o Berisford, Washington House, 40-41 Conduit Street, London, England W1R 9FB. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Berisford. Unless otherwise indicated, each such person has held his present occupation as set forth below, or has been an executive officer of Berisford, or the organization indicated, for the past five years.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                                             POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------

Peter Brooks                                              Mr. Brooks has been a director of Berisford since 1998
                                                          and he is also a Member of the Audit and Remuneration
                                                          Committees of Berisford. He is also Chairman of European
                                                          Corporate Coverage at Clifford Chance. From 1992 to
                                                          1996, he was Head of Corporate Practice at Clifford
                                                          Chance. From 1997 to 1999 he was General Counsel of
                                                          Deutsche Morgan Grenfell, and thereafter General Counsel
                                                          to the Board of the Global Corporate and Institutions
                                                          Divisions at Deutsche Bank Group.

Jonathan Findler                                          Mr. Findler has been a Director and the Finance Director
                                                          of Berisford since 1996. From 1994 to 1996, he was
                                                          Finance Director of the John Crane Division of TI Group
                                                          plc.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                                             POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------
David Hooper                                              Mr. Hooper has been the Corporate Secretary of Berisford
                                                          since 1995 and was the Assistant Secretary of Berisford
                                                          from 1991 to 1995.

Penny Hughes                                              Ms. Hughes has been a Director of Berisford since 1996
                                                          and is also Chairman of the Remuneration Committee and
                                                          Member of the Audit Committee of Berisford. She is also
                                                          a Director of Mirror Group plc, The Body Shop
                                                          International plc and Vodafone Airtouch Group plc. From
                                                          1992 to 1994, Ms. Hughes was a Director of Coca-Cola
                                                          Holdings (UK) Limited. From 1994 to 1998 she was a
                                                          Director and Trustee of Ronald McDonald Children's
                                                          Charities Limited. From 1996 to 1998, she was a Director
                                                          of Next plc.

Eryl Morris                                               Mr. Morris has been a Director of Berisford since 1998.
                                                          He is also Chairman of the Audit Committee of Berisford.
                                                          Mr. Morris is Chairman of Safetynet Limited and a
                                                          Director of Blagden plc. From 1981 to 1998, Mr. Morris
                                                          was Deputy Chief Executive of Courtaulds plc, and from
                                                          1995 to 1999 he was a director of Courtaulds Textiles
                                                          plc. From 1990 to 1995, he was Director of Manweb plc.

Denis Mulhall                                             Mr. Mulhall has been a Director of Berisford since 1993
                                                          and the Chief Operating Officer of Berisford since 1996.

Andrew Roake                                              Mr. Roake has been a Director and Chief Executive
                                                          Officer of Parent since 1997. From 1994 to 1997, he was
                                                          a Vice President of Raychem Corporation.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                                             POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------
John Sclater                                              Mr. Sclater has been a Director of Berisford since 1986
                                                          and Chairman of Berisford since 1990. He is a member of
                                                          the Audit and Remuneration Committees. Mr. Sclater is
                                                          also President of The Equitable Life Assurance Society,
                                                          Chairman of the Foreign & Colonial Investment Trust PLC
                                                          and Deputy Chairman of the Millennium and Copthorne
                                                          Hotels PLC. In addition, Mr. Sclater is a Trustee of The
                                                          Grosvenor Estate and a Trustee and Member of the Council
                                                          of the Duchy of Lancaster, Director of Wates Group
                                                          Limited, First Church Estates Commissioner and Freeman
                                                          of the City of London. From 1988 to 1997, he was
                                                          Director of Yamaichi International (Europe) Limited.
                                                          From 1981 to 1996, Mr. Sclater was Director of Union
                                                          plc. From 1990 to 1996, he was Chairman of Hill Samuel
                                                          Bank.

David Williams                                            Mr. Williams joined Berisford in 1996, became a Director
                                                          of Berisford in 1997 and Chief Executive Officer of
                                                          Berisford in 1999. From 1994 to 1996, he was managing
                                                          director of the Potterton Myson division of Blue Circle
                                                          Industries plc. From 1996 to 1999 he was managing
                                                          director of Magnet Limited.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:
                        HARRIS TRUST COMPANY OF NEW YORK

          By Mail:               By Facsmile Transmission:    By Hand or Overnight Courier:
                                (for Eligible Institutions
                                           only)
     Wall Street Station                                             Receive Window
        P.O. Box 1023                 (212) 701-7636                Wall Street Plaza
   New York, NY 10268-1023                                    88 Pine Street, 19(th) Floor
                                                                   New York, NY 10005

                        For Information (call collect):
                                 (212) 701-7624

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 488-8075
                      The Dealer Manager for the Offer is:
                              SCHRODER & CO. INC.
                              The Equitable Center
                               787 Seventh Avenue
                               New York, NY 10019
                         Call Toll Free: (877) 350-4796